Exhibit 10.79

SEPARATION, NONCOMPETITION AND RELEASE AGREEMENT
This Separation, Noncompetition and Release Agreement (the “Agreement”), by and between Fidelity National Information Services, Inc. (“FIS”) and Michael D. Hayford (“Executive”), is effective as of December 10, 2012 (the “Effective Date”).
WHEREAS, FIS and Executive are parties to that certain Employment Agreement dated as of March 31, 2009, as amended December 1, 2009 (the “Employment Agreement”);
WHEREAS, FIS and Executive have mutually agreed that Executive’s employment will terminate in accordance with this Agreement; and
WHEREAS, FIS and Executive desire to enter into this Agreement to memorialize the terms of, and each parties’ rights and obligations in connection with, the termination of Executive’s employment.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.Termination of Employment. Executive’s employment with FIS, and any and all of Executive’s other positions and offices with FIS and its affiliates, will terminate effective as of June 28, 2013, or upon Executive's death, a termination by the Company based upon Disability, or such earlier date as FIS and Executive shall agree in writing (the “Termination Date”). Notwithstanding Executive’s death or termination based upon Disability after the Effective Date, Executive’s employment will be considered and for all purposes treated as a termination by FIS for a reason other than Cause, death or Disability, as those terms are defined in the Employment Agreement.
2.Duties and Compensation Prior to Termination Date. During the period from the Effective Date through the Termination Date, except as otherwise directed by FIS’s Chief Executive Officer, Executive will continue to perform his Corporate Executive Vice President and Chief Financial Officer duties on an active full-time basis and will provide advice and assistance to aid in transition, as reasonably requested by FIS’s Chief Executive Officer. Executive shall retain his title as Corporate Executive Vice President and Chief Financial Officer of FIS until his successor is announced and has assumed such position (or until such other date as FIS and Executive may agree). After the Termination Date, Executive shall have no authority to act on behalf of FIS or its affiliates, or to bind FIS or its affiliates to any undertaking or agreement. Between the Effective Date and the Termination Date, provided Executive remains a full-time employee in good standing, Executive’s level of compensation and benefits (including Executive’s entitlement to an annual bonus relating to 2012, which will be paid in the first quarter of 2013 at the same time as other FIS employees are paid their 2012 annual bonus, and Executive’s target annual bonus level in 2013 as pro-rated for the period of his employment in 2013, which will be paid six month following

Executive’s Termination Date) shall remain at the same levels as set forth in the Employment Agreement.
3.Accrued Obligations; Reimbursements. Within five (5) business days after the Termination Date, FIS shall pay to Executive any earned but unpaid annual base salary, and, within a reasonable time (but not later than the deadline set forth in Section 28 of the Employment Agreement) following submission of all applicable documentation, any expense reimbursement payments owed to Executive for expenses incurred prior to the Termination Date will be paid by FIS to Executive.
4.Severance Payments. In addition to the accrued amounts described in Section 3 of this Agreement, provided Executive executes the Release and Waiver of Claims attached hereto as Exhibit A (the “Release Agreement”) not later than sixty (60) days after the Termination Date, and does not revoke the Release Agreement within the seven (7) day revocation period following execution thereof, FIS shall pay or provide to Executive the following (in each case, subject to withholding of applicable taxes):
a.    on the date that is six (6) months after the Termination Date, a lump sum cash payment of $6,336,000, which is 300% of the sum of Executive’s (i) 2013 annual base salary as in effect immediately prior to the Date of Termination [$625,000 salary] and (ii) the highest annual bonus paid to Executive within three years preceding the Termination Date [$1,487,000 bonus payment in 2010];
b.    on the date that is six (6) months after the Termination Date, a pro-rated 2013 annual bonus payable in a lump sum cash payment in an amount equal to the product of $937,500 [$625,000 salary multiplied by 150% bonus target], multiplied by a fraction, the numerator of which is the total number of days in 2013 between January 1 and the Termination Date and the denominator of which is 365;
c.    as long as Executive pays the full monthly premiums for Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage, FIS shall provide Executive and, as applicable, Executive’s eligible dependents with continued medical and dental coverage, on the same basis as provided to FIS’ active executives and their dependents until the earlier of: (i) three (3) years after the Termination Date; or (ii) the date Executive is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. Additionally, (x) on the date that is six (6) months after the Termination Date, FIS shall pay Executive a lump sum cash payment equal to thirty-six (36) monthly medical and dental COBRA premiums based on the level of coverage in effect for Executive (e.g., employee only or family coverage) on the Termination Date, and (y) Executive shall be entitled to access to retiree health coverage from FIS, if any, on the same terms and conditions as if Executive had satisfied the minimum age and service conditions for such coverage; provided, however, that Executive shall pay the entire premium (including any administrative costs) for such retiree health coverage unless Executive qualifies for a subsidy based on his actual age and actual service with FIS as of the Termination Date, it being understood that FIS’ obligation shall cease to apply if FIS no longer provides such coverage and that FIS has no obligation to continue such coverage generally; and

d.    Notwithstanding anything to the contrary in any agreements or plans with respect to any equity‑based awards, Executive’s outstanding equity-based awards shall be treated as follows:
(i)    Stock Options:

Grant Date	Shares Subject to Option (at Grant)	Effect of Termination on Vesting and Exercise Period
10/30/2006	89,295	Option is fully vested. Option will remain exercisable until 10/30/2016, which is the last date of the option term.
10/2/2009	750,000
Option is fully vested. As consideration for Executive’s agreement to be bound by the obligations described in Section 5 of this Agreement, the option will remain exercisable for three (3) years following the Termination Date.

10/29/2010	383,387
255,591 option shares are fully vested. Remaining unvested portion (127,796 option shares) shall become vested and exercisable as of the Effective Date. As consideration for Executive’s agreement to be bound by the obligations described in Section 5 of this Agreement, the option will remain exercisable for three (3) years following the Termination Date.

11/7/2011	266,667
88,889 option shares are fully vested. Remaining unvested portion (177,778 option share) shall become vested and exercisable as of the Effective Date. As consideration for Executive’s agreement to be bound by the obligations described in Section 5 of this Agreement, the option will remain exercisable for three (3) years following the Termination Date.

11/8/2012	138,206
Entire option shall become vested and exercisable as of the Effective Date. As consideration for Executive’s agreement to be bound by the obligations described in Section 5 of this Agreement, the option will remain exercisable for three (3) years following the Termination Date.

(ii)    Restricted Stock:

Grant Date	Shares Subject to Award (at Grant)	Effect of Termination
7/20/2010	38,272
Performance goal has been satisfied. As consideration for Executive’s agreement to be bound by the obligations described in Section 5 of this Agreement, award shall become fully vested on December 10, 2012.

11/7/2011	116,913
Performance goal is expected to be achieved in 2012. As consideration for Executive’s agreement to be bound by the obligations described in Section 5 of this Agreement, award shall become fully vested on December 10, 2012.

11/8/2012	98,311
Vesting of award remains subject to achievement of the 2013 Operating Income (EBITDA) performance goal. If performance goal is achieved in 2013, the award shall become fully vest in the first quarter of 2014, at the same time similar awards held by FIS employees become vested.

(iii)    Performance Share Award:

Grant Date	Shares Subject to Award (at Grant)	Effect of Termination
7/20/2010	38,272	Award will be forfeited in its entirety.
5.Noncompetition.
a.Executive has acquired, and will continue to acquire through the Termination Date, substantial knowledge and information concerning the business of FIS and its affiliates. The scope of business in which FIS and its affiliates are engaged is national and very competitive and one in which few companies can successfully compete. Competition by Executive in that business would severely injure FIS and its affiliates. Accordingly, in consideration of the premises and the accelerated vesting and extended exercise period benefits described in Section 4(d)(i) and (ii) relating to Executive’s stock options granted on October 2, 2009, October 29, 2010, November 7, 2011 and November 8, 2012, and Executive’s restricted stock awards granted July 20, 2010 and November 7, 2011, Executive agrees that for a period of two (2) years after the Termination Date, Executive shall not (i) become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with FIS or its affiliates in their principal products and markets; and (ii) on behalf of any such competitive firm or business, solicit any person or business that was at the Termination Date (and remains) a customer or prospective customer, a supplier or prospective supplier, or an employee of FIS or an affiliate; provided however, that, during the last twelve (12) months of such period, the foregoing covenants shall only apply with respect to the following entities and their affiliates: Fiserv, Inc., Temenos Group AG, Jack Henry & Associates, Inc., Total System Services, Inc. (TSYS), and First Data Corporation.
b.Nothing herein shall affect the non-competition restrictions that apply to Executive through the Termination Date pursuant to Section 13(a) of the Employment Agreement.

Working, directly or indirectly, for FIS or its affiliates or their successors if this Agreement is assumed by a third party as contemplated in Section 15 shall not be considered competitive to FIS or its affiliates for the purpose of this Section 5 or Section 13(a) of the Employment Agreement.
c.This section 5 shall survive the termination of the Employment Agreement.
6.Enforcement. The parties agree and acknowledge that the rights conveyed by the Employment Agreement and this Agreement are of a unique and special nature and that FIS will not have an adequate remedy at law in the event of a failure by Executive to abide by their terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by Executive of any of the obligations of this Agreement or the Employment Agreement, FIS shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel Executive to perform as agreed in this Agreement and the Employment Agreement. Nothing herein shall in any way limit or exclude any other right granted by law or equity to FIS or its affiliates.
7.Entire Agreement. This Agreement sets forth the complete agreement between Executive and FIS relating the Executive’s termination of employment. Executive acknowledges that, except as described in this Agreement and except for any benefits under the Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan, Executive is not entitled to any further compensation or benefits from FIS or any of its affiliates. Executive further acknowledges and agrees that, in signing this Agreement, Executive does not rely and has not relied upon any representations or statements by FIS or any affiliate or representative thereof with regard to the subject matter, basis, or effect of this Agreement or the Release Agreement that are not specifically set forth in this Agreement or the Release Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any duties and responsibilities Executive may have or owe to FIS or any affiliate by virtue of any obligation under the Employment Agreement or the duties and responsibilities FIS may have or owe to Executive under Sections 10 (as amended), 18, 21 or 28 of the Employment Agreement (and references in those Sections to the Employment Agreement shall also include references to the Separation Agreement).
8.Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Executive in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against FIS, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by FIS of the covenants in this Agreement.
9.No Admission of Wrongdoing. This Agreement shall not be construed as an admission of liability or wrong-doing by either party.

10.No Limitation of Rights. Nothing in this Agreement shall limit or otherwise affect FIS’ or its affiliates’ rights with respect to any compensation plans, agreements or arrangements, including, without limitation, any rights they may have to amend, modify or terminate such plans, agreements or arrangements for all participants in accordance with their terms.
11.Governing Law. This Agreement shall be interpreted, construed, and governed by the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.
12.Construction. This Agreement shall not be construed more strongly against either party, regardless of who is more responsible for its preparation. If there is a conflict between this Agreement and any present or future law, the part that is affected shall be curtailed only to the extent necessary to bring it within the requirements of that law.
13.Cooperation. Executive shall reasonably cooperate with FIS and its affiliates upon reasonable request and at no cost to FIS (other than expense reimbursement), and shall make himself reasonably available to FIS or its affiliates (taking into account any other employment of Executive) with respect to matters arising out of Executive’s services to FIS and its affiliates.
14.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15.Successors. This Agreement may not be assigned by Executive. In addition to any obligations imposed by law upon any successor to FIS, FIS will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of FIS, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that FIS would be required to perform it if no such succession had taken place. Employee agrees and consents to any such assumption by a successor or parent of FIS, as well as any assignment of this Agreement by FIS for that purpose. As used in this Agreement, “FIS” shall mean FIS as herein before defined as well as any such successor or parent that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law.
16.Amendment. This Agreement may be amended only by written agreement executed by each of the parties.
17.Attorneys’ Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs, litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party no later than the end of the Executive’s tax year following the Executive’s tax year in which the payment amount becomes known and payable provided, however, that on or after a Change in Control (as such term is defined in the Employment Agreement), and following the Executive’s Termination Date with FIS, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, FIS shall pay (on an ongoing basis) to Executive to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by Executive or others on his behalf (such amounts collectively referred to as the “Reimbursed Amounts”); provided, further, that Executive shall reimburse FIS for the Reimbursed Amounts if it is determined by the court and not a jury that a majority of Executive’s claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by FIS to substantiate them, must be submitted to FIS no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by FIS within ninety (90) days after receiving the request and all substantiating documents requested from Executive. The payment of Reimbursed Amounts during Executive’s tax year will not impact the Reimbursed Amounts for any other taxable year and Executive’s right to such reimbursement may not be liquidated or exchanged for any other benefit. The rights under this Section 17 shall survive the Termination Date and this Agreement until the expiration of the applicable statute of limitations.
IN WITNESS WHEREOF, each party has signed this Agreement on the date shown next to its signature below.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
Date:	December 10, 2012	By:	/s/ Michael L. Gravelle
Michael L. Gravelle
Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary

Date:	December 10, 2012	By:	/s/ Michael D. Hayford
Michael D. Hayford

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
This Release and Waiver of Claims (“Release Agreement”) is entered into effective as of __________________, 2013, by and between Fidelity National Information Services, Inc. (“FIS”) and Michael D. Hayford (“Executive”).
The FIS and Executive agree as follows:
1.In accordance with the Separation, Noncompetition and Release Agreement entered into by and between FIS and Executive, effective as of December 10, 2012 (the “Separation Agreement”), the employment relationship between Executive and FIS and its affiliates, as applicable, will terminate on or around June 30, 2013.
2.In consideration of the payments, rights and benefits described in the Separation Agreement, the sufficiency of which Executive hereby acknowledges, Executive, (on Executive’s own behalf and on behalf of Executive’s agents, assigns, heirs, executors, and administrators) hereby releases and discharges FIS, its parent corporations, affiliates, subsidiaries, owners, officers, directors, attorneys, agents, successors and assigns (collectively, “Company Released Parties”) from any claim, demand, action, or cause of action, known or unknown, which arose at any time up to the effective date of this Release Agreement, and waives all rights relating to, arising out of, or in any way connected with Executive’s employment with FIS (and, if applicable, any affiliates) or the ending of that employment, including, without limitation, any claim, demand, action, cause of action or right based on but not limited to: (a) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; (b) the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq; (c) the Civil Rights Act of 1866, as reenacted, 42 U.S. C. Section 1981; (d) the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq.; (e) Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq.; (f) the Executive Retirement Income Security Act, 29 U.S.C. §1001, et seq.; (g) the Older Workers Benefit Protection Act (“OWBPA”); (h) a civil rights act of any state, any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment; (i) any existing employment agreement, incentive plan or award agreement or potential entitlement under any FIS or affiliate program or plan; and (j) any duty or other employment-related obligation arising under the law of contract, tort or from any other type of statute, law or public policy.
Notwithstanding anything else provided herein to the contrary, Executive is not releasing any rights, benefits or claims, (i) under the Separation Agreement or the equity‑based awards referred to in Section 4.d. of the Separation Agreement, except as provided in such Section, (ii) to continuation of health care benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), (iii) to benefits under the Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan or (iv) under Sections 10 (as amended), 18, 21 or 28 of the Employment Agreement (and references in those Sections to the Employment Agreement shall also include references to the Separation Agreement).

Nothing in this Release Agreement shall be construed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Release Agreement, with the Equal Employment Opportunity Commission or from participating in or cooperating with any investigation conducted by the Equal Employment Commission. Executive waives the right to monetary damages or other individual legal or equitable relief awarded in relation to any such claim against FIS.
3.Executive agrees that Executive will not institute any claim for damages by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim for damages, via administrative or legal proceedings, against FIS or any Company Released Parties with respect to any claim, demand, action, or cause of action released pursuant to Section 2 of this Release and Waiver of Claims. Should Executive bring or participate in any such lawsuit or proceeding or otherwise breach any portion of this Release Agreement, Executive acknowledges that any such suit, claim, or assertion of liability is null and void, and must be summarily dismissed. Executive also waives the right to money damages or other legal or equitable relief awarded by a governmental agency or court related to such a claim. Executive further agrees to withdraw any charge, lawsuit or claim for damages that have or may have been filed before any local, state or federal agency or court relating in any way to FIS or a Company Released Party with respect to any claim, demand, action, or cause of action released pursuant to Section 2 of this Release and Waiver of Claims, except as to any claim for unemployment compensation or other related benefits.
4.This Release Agreement shall be binding upon and inure to the benefit of FIS’s successors and assigns.
5.This Release Agreement shall be interpreted, construed, and governed by the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Release Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Release Agreement shall be adjudicated in courts located in Duval County, Florida.
6.This Release Agreement shall not be construed more strongly against either party, regardless of who is more responsible for its preparation. If there is a conflict between this Release Agreement and any present or future law, the part that is affected shall be curtailed only to the extent necessary to bring it within the requirements of that law.
7.This Release Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
EMPLOYEE IS ADVISED AND UNDERSTANDS THAT CONSISTENT WITH THE OWBPA EMPLOYEE HAS UP TO TWENTY ONE (21) CALENDAR DAYS TO CONSIDER THIS RELEASE AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AGREEMENT.
EMPLOYEE MAY REVOKE THIS RELEASE AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS RELEASE AGREEMENT BY PROVIDING A WRITTEN REVOCATION TO:

Michael P. Oates
EVP and Chief Human Resources Officer
Fidelity National Information Services, Inc.
601 Riverside Avenue, twelfth floor
Jacksonville, FL 32204
Fax Number: 904-438-6032
WHICH STATES, "I HEREBY REVOKE MY ACCEPTANCE OF OUR RELEASE AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED, MAILED, SENT VIA OVERNIGHT COURIER OR FAXED TO THE ABOVE INDIVIDUAL AT THE ABOVE ADDRESS OR FAX NUMBER. IF MAILED, IT MUST BE POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNED THIS RELEASE AGREEMENT.

IN WITNESS WHEREOF, each party has signed this Release Agreement on the date shown next to its signature below.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

Date:                     By:
NAME:
TITLE:

MICHAEL D. HAYFORD

Date: